Exhibit 99.1

            Alamosa Reports Strong Third Quarter Customer Results and
                        Revises 2004 Guidance; Announces
                  Earnings Release & Conference Call Schedule

    Business Editors/High-Tech Writers

    LUBBOCK, Texas--(BUSINESS WIRE)--xx--

    Third Quarter Highlights

    --  53,000 net subscriber additions

    --  866,000 total direct subscribers

    --  2.4 percent average monthly customer churn

    -- Revised 2004 guidance for Adjusted EBITDA, fixed asset additions, penetration of Covered POP's and average monthly customer churn

    Alamosa Holdings, Inc. (Nasdaq/NM: APCS) today announced strong third quarter customer results for net subscriber additions, total direct subscribers and average monthly customer churn. The Company also announced it has revised upward its 2004 annual guidance for adjusted EBITDA, fixed asset additions and penetration of Covered POP's and revised downward its guidance for average monthly customer churn. Alamosa has scheduled its third quarter 2004 earnings release for November 4, 2004, along with its quarterly conference call with investors hosted by management on November 5, 2004.

    Third Quarter Customer Results

    Net subscriber additions totaled approximately 53,000 for the third quarter, a 32.5 percent increased compared to approximately 40,000 in the second quarter and a 231.3 percent increase compared to 16,000 in the third quarter of 2003. Wireless local number portability
(WLNP), which went into effect on May 24, 2004 in all of the Company's remaining markets, contributed to some increased customer churn but had no material impact on net subscriber additions during the quarter. To date, the Company remains a net positive recipient in the number of customers porting their numbers due to WLNP.
    Total subscribers of approximately 866,000 at September 30, 2004 increased 6.5 percent sequentially from the previous quarter-end and
25.0 percent from the same period one year ago. As previously guided, the customer churn rate was approximately 2.4 percent for the third quarter, up from approximately 2.1 percent in the second quarter due to seasonal and WLNP factors. The customer churn rate for the third quarter was also well below the 2.9 percent experienced in the same period one year ago.

    Revised 2004 Guidance

    Given year-to-date results, the Company has revised its 2004 annual guidance, as follows:

    -- Full year 2004 Adjusted EBITDA of approximately $180 million, revised from $170 million

    -- Fixed asset additions of $90 million, revised from $75-$80 million.

    -- Covered pop penetration of Alamosa markets to be in the range of 7.1 to 7.4 percent by year-end 2004, revised from 7.0 to
        7.2 percent. Covered pops are now expected to be approximately
        12.8 million

    -- Full year average monthly customer churn of 2.4 percent or lower, revised from less than 2.6 percent for 2004

    "Our third quarter customer results demonstrate the positive momentum we are experiencing in our business in 2004," stated David E. Sharbutt, Chairman & Chief Executive Officer of Alamosa Holdings, Inc. "We are particularly happy with our customer growth, low level of average monthly customer churn and minimal impact from WLNP. Moreover, our level of execution in all phases of our operations led us to revise our guidance for the remainder 2004, including an additional increase in fixed asset additions to help us expand the business and our geographic footprint." Mr. Sharbutt continued "We look forward to finishing the fourth quarter of 2004 with this same momentum and the goal of achieving another record year for Alamosa and its stakeholders."

    Third Quarter Earnings Release & Conference Call Schedule

    The Company will release its third quarter 2004 financial results on Thursday, November 4, 2004 after the close of the market. In conjunction with the release, Alamosa has scheduled a conference call with investors, which will also be broadcast live over the Internet, on Friday, November 5, 2004 at 9:00 a.m. Eastern Time.

    What: Alamosa Holdings Third Quarter 2004 Earnings Conference Call

    When: Friday, November 5, 2004 at 9:00 a.m. Eastern Time.

    How: Live via phone - By dialing (913) 981-5543 and asking for the Alamosa call 10 minutes prior to the start time or listen live over the Internet by logging on to www.alamosapcs.com or www.fulldisclosure.com.

    ABOUT ALAMOSA

    Alamosa Holdings, Inc. is the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of
15.8 million residents.

    FORWARD LOOKING STATEMENTS

    Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2003 and in subsequent filings with the Securities and Exchange Commission. Investors and analysts should not place undue reliance on forward-looking statements.


    CONTACT: Alamosa Holdings, Inc.
             Jon D. Drake, 806-722-1455
             jdrake@alamosapcs.com